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                                                                     Exhibit 3.1

                               CHAPMAN AND CUTLER
                             111 WEST MONROE STREET
                             CHICAGO, ILLINOIS 60603


                                  May 13, 1998


National Financial Services Corporation
82 Devonshire Street N7A
Boston, Massachusetts  02109-3614


           Re:         Fidelity Defined Trusts, Series F


Gentlemen:

           We have served as counsel for National Financial Services Corporation, as Sponsor and Depositor (the "Depositor") of Fidelity Defined Trusts, Series F (the "Fund") in connection with the preparation, execution and delivery of a Trust Agreement dated May 13, 1998 and a Standard Terms and Conditions of Trust dated January 3, 1996 (collectively, the "Indenture") each of which are between National Financial Services Corporation, as Depositor and Portfolio Supervisor, Muller Data Corporation as Evaluator and The Chase Manhattan Bank as Trustee, pursuant to which the Depositor has delivered to and deposited the Securities listed in Schedule A to the Trust Agreement with the Trustee and pursuant to which the Trustee has issued to or on the order of the Depositor a certificate or certificates representing units of fractional undivided interest in and ownership of the Fund created under said Trust Agreement.

           In connection therewith, we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

           Based upon the foregoing, we are of the opinion that:

                1. the execution and delivery of the Indenture and the execution and issuance of certificates evidencing the Units in the Fund have been duly authorized; and

                2. the certificates evidencing the Units in the Fund when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Indenture, will constitute valid and binding obligations of the Fund and the Depositor in accordance with the terms thereof.

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           We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement (File No. 333-51973) relating to the Units referred to above, to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                                    Respectfully submitted,


                                                    CHAPMAN AND CUTLER
MJK/slm